Exhibit 99.1

200 Sandpointe Avenue | Suite 700 Santa Ana, CA 92707-5759 657.335.3665 www.ducommum.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ducommun Closes on Strategic Acquisition

Signs and Closes on Agreement to Buy Lightning Diversion Systems

SANTA ANA, Calif, Sept. 11, 2017 — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) announced today that it has completed the acquisition of LS Holdings Company, LLC, the holding company of Lightning Diversion Systems (“LDS”). Huntington Beach, Calif.-based LDS was founded in the 1980s and is a world leader in lightning protection systems using its proprietary technology for various applications serving the aerospace and defense industries. Ducommun stated the purchase price was $60 million, which was paid in cash at closing.

“This acquisition is part of Ducommun’s overall strategy to enhance top-line growth by focusing on advanced proprietary technology on various aerospace and defense platforms. I am pleased to welcome Dave Wilmot, the president of LDS, and his team to Ducommun and look forward to them being part of our organization,” said Stephen Oswald, Ducommun president and chief executive officer.

Ducommun expects the acquisition to be accretive to earnings within the first year following closing and financed the purchase through its existing revolving credit facility. Additional financial details were not disclosed.

Advisors

Winston & Strawn, LLC served as legal advisor to Ducommun. Janes Capital Partners served as financial advisor and BakerHostetler served as legal advisor to LS Holdings Company, LLC.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas — Electronic Systems and Structural Systems — to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.

This press release includes “forward looking statements” relating to the acquisition of LS Holdings Company LLC discussed above, including statements relating to Ducommun’s expectations relating to the acquisition being accretive to its earnings. These statements are based on assumptions currently believed to be valid, but they involve risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward looking statements. Important uncertainties that could cause our actual results to differ from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward looking statements to reflect subsequent events or circumstances.

CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7224

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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